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Exhibit 99(a)(7)

Merrill Lynch Retirement Group
1400 Merrill Drive
3rd Floor
Pennington, NJ 08534

Important Notice	October 27, 2004

Offer to Purchase Common Stock of Nature's Sunshine Products, Inc.

        We are writing to advise you of a Dutch Auction tender offer by Nature's Sunshine Products, Inc. to purchase up to 1,000,000 shares of its outstanding common stock at a price not greater than $16.50 and not less than $14.20. The terms of the Dutch Auction tender offer are set forth in the Offer to Purchase, dated October 27, 2004, a copy of which is included with this notice. The deadline for participation is also indicated below. Please carefully review this information.

Account Type	The Nature's Sunshine Products, Inc. Tax Deferred Retirement Plan
Stock	Nature's Sunshine Products, Inc. Company Stock
Dutch Auction Tender Offer
If you participate in the Dutch Auction Tender Offer, and your shares are accepted for purchase, you will receive a price not greater than $16.50 nor less than $14.20 per share for such accepted shares. Nature's Sunshine will select the lowest purchase price in the range that will allow it to purchase 1,000,000 shares, or, if a lesser number of shares is properly tendered, such lesser number of shares properly tendered and not withdrawn. Please review the Offer to Purchase for details about the offer as well as the priority of acceptance of shares and proration in the event more than 1,000,000 shares are tendered.
All tenders will be deemed irrevocable upon acceptance of this offer by Nature's Sunshine. You may tender all or a portion of your holdings in this stock. You may tender your shares at any price between $16.50 and $14.20 (in $.10 increments) or at the price determined under the tender offer. Please review the Offer to Purchase for details.
Additional Information
	To participate in the Dutch Auction tender offer, withdraw holdings previously tendered, or retender withdrawn holdings call (800) 229-9040 no later than 3:00 p.m. on 11/23/04 (which is one business day prior to the expiration of the Dutch Auction tender offer).	Your decision whether or not to tender your holdings will be kept confidential. If you do not wish to tender any of your holdings, simply take no action.

©June 2004 Merrill Lynch, Pierce, Fenner & Smith Incorporated
Member, Securities Investor Protection Corporation (SIPC)

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Offer to Purchase Common Stock of Nature's Sunshine Products, Inc.